Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Heritage Financial Corporation

We consent to the incorporation by reference in the registration statement (No. 333-87599) on Form S-8 of Heritage Financial Corporation of our report dated June 26, 2006, with respect to the statement of net assets available for benefits of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan & Trust as of December 31, 2005, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental financial statement schedules which report appears in the December 31, 2005 annual report on Form 11-K of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan & Trust.

/s/ KPMG LLP

Seattle, Washington

June 26, 2006